VERBAL AGREEMENT

1. Parties:

The Parties are Geant Corp. (the “Company”), and the president and treasurer of Geant Corp. Suneetha Sudusinghe (the “President) has conducted this Verbal (the “Agreement”).

2. Date of the Agreement: March 1, 2016.

3. Breakdown of the Agreement:

President has agreed to loan to the Company needed funds, in the amount up to $50,000 USD (the “Loan”), which is necessary for the Form S-1 Registration Statement filing process and further operations and expanses.

4. In the event that if the Company needs more then the Loan, it must be certified by written.

5. The Loan is unsecured and does not hold up under any interest. The Loan does not have the repayment date and other provisions.